Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 21, 2016 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 28, 2015.

Fiscal 2015 Fourth Quarter Highlights

●

Consolidated sales were $115.6 million for the fourth quarter of 2015 compared to $94.7 million for the fourth quarter of 2014, an increase of 22%. Excluding the sales from the recently acquired Zenith Freight Lines, LLC (“Zenith”), consolidated sales increased 7.0%.

●

Operating income for the quarter was $8.7 million or 7.5% of sales as compared to $6.8 million or 7.1% of sales for the prior year quarter. Excluding the effects of Zenith, operating income would have been $7.3 million or 7.2% of sales.

●

Wholesale sales were $64.5 million for the fourth quarter of 2015 compared to $60.7 million for the fourth quarter of 2014, an increase of 6.3%. Wholesale operating profit was $4.1 million or 6.4% of sales as compared to $4.3 million or 7.1% of sales for the prior year quarter.

●

Company-owned store sales increased 6.6%, including a comparable store sales increase of 6.7%, compared to the prior year quarter. Comparable store operating income was $2.7 million or 4.2% of sales for the current year quarter as compared to $2.2 million or 3.6% of sales for the prior year quarter. Total retail operating income was $2.2 million or 3.3% of sales for the quarter as compared to operating income of $2.1 million or 3.3% of sales for the prior year quarter.

●	Zenith, acquired in the first quarter of 2015, generated operating income of $1.4 million on sales of $25.6 million or 5.5% of sales.
●

Net income for the quarter increased to $5.7 million, or $0.52 per diluted share, as compared to $3.6 million, or $0.35 per diluted share, for the prior year quarter, representing a 56% increase in net income over the prior year quarter.

“Fiscal 2015 proved to be another strong year of sales and earnings growth for Bassett,” commented Robert H. Spilman Jr., president and chief executive officer. “Several operational milestones were accomplished in driving consolidated net revenue to $431 million, a 27% increase compared to 2014, resulting in a 72% increase in operating income to $26.0 million, or 6.0% of sales. Robust comparable store growth of 13% propelled our corporate retail group to a $6.2 million operating profit, our first ever annual profit in that division. The acquisition of Zenith Freight Lines, LLC that took place last February solidified the future of our industry leading service proposition and contributed $3.5 million of operating profit to the final ten months of the year. Largely driven by strong retail growth, our upholstery division posted a 14% sales gain and improved divisional operating profit by 22%. Finally, our start-up solid wood custom dining line, Bench Made, exceeded our sales plan and became profitable in the third month of operation. We believe that this strong performance of the integrated components of our business in 2015 underscores the opportunity that further expansion of our retail footprint and product assortment affords us in the future.

“For the fourth quarter, consolidated revenue grew by 22% to $116 million and operating profit increased by 29% to $8.7 million,” continued Spilman. “Net income for the quarter was $5.7 million and $20.4 million for the year. Net income for the year, excluding restructuring expenses, gains on the Zenith acquisition, and income from the CDSOA distribution was $14.8 million. Reported earnings per share for the year was $1.88 as compared to $0.87 for 2014. Excluding the effects of the previously mentioned items, earnings per share for 2015 was $1.36.

“Over the course of 2015, we invested almost $9 million in cash toward the Zenith acquisition and spent another $14 million on capital expenditures to expand and improve the overall business,” said Spilman. “In addition, the Company returned $7.9 million of capital to our shareholders in the form of dividends and share repurchases. Thanks to the generation of over $32 million of operational cash flow, we were able to make these investments and distributions and end the year with $59 million of cash and investments on the balance sheet. We expect to invest a larger amount on new store expansion in 2016 and beyond.

“Primarily through organic growth and partially due to the Zenith acquisition, Bassett’s revenues have increased almost $200 million over the last five years,” added Spilman. “Accompanying this growth has been a five-fold increase in annual operating profit. We look ahead to 2016 not only in the context of the next 12 months but also with the long term performance and growth of the business in mind. In this regard, we are currently considering several locations for new store expansion over the next three years, with at least three of these planned to open in fiscal 2016. We continue to evaluate all stores in our fleet and plan to close three underperforming stores this year as well. Building on our five year track record of comparable store sales increases, we plan several new initiatives to continue this trend. Among other internet enhancements, we plan to unveil a new custom furniture visualizer in March designed to faster convey our capabilities to the e-commerce customer. Also extremely significant is the second phase of our store assortment makeover that began with the introduction of new wood items and finishes last spring. We are planning to move to a living area centric floor plan that will focus more on the upholstery products that are driving our sales today complemented by both imported and domestically produced entertainment and occasional furnishings. This effort will entail the discounting of existing products and the introduction of an array of new items slated for an early May store debut.”

Wholesale Segment

Net sales for the wholesale segment were $64.5 million for the fourth quarter of 2015 as compared to $60.7 million for the fourth quarter of 2014, an increase of $3.8 million or 6.3%. Increased wholesale shipments to both the Bassett Home Furnishings store network and the open market (outside the Bassett Home Furnishings store network) drove the increase in wholesale sales. Gross margins for the wholesale segment increased to 33.9% for the fourth quarter of 2015 from 33.7% for the fourth quarter of 2014. Wholesale SG&A increased $1.4 million to $17.7 million for the fourth quarter of 2015 as compared to $16.3 million for the fourth quarter of 2014. SG&A as a percentage of sales increased to 27.4% as compared to 26.7% for the fourth quarter of 2014. This increase in SG&A was primarily driven by increased legal costs associated with an on-going environmental clean-up case that we believe will be settled in early 2016 and increased advertising costs largely due to the timing of the Labor Day promotional period as compared to the prior year. Operating income was $4.1 million or 6.4% of sales as compared to $4.3 million or 7.1% of sales in the prior year.

“Wholesale sales grew by 6% in the quarter,” said Spilman. “Shipments of $252 million for the year represented a 13% growth rate and produced an 11% operating profit increase. Our upholstery division completed another stellar year with plans to begin production in a new manufacturing facility in Grand Prairie, Texas in early March. The new plant will begin by producing a portion of the upholstery assortment for customers and stores in the Texas area and west. Domestic wood production grew by 31% for the year thanks to double digit growth in our existing casual dining program and the new volume from our Bench Made line.

“As we previously announced, we renewed our partnership with HGTV through 2019,” Spilman added. “While the HGTV HOME Design Studio is an important point of differentiation for our stores and is playing a key role in our improved comparable store sales, the open market HGTV Furniture Collections of imported wood products was not as successful. We discontinued this line in 2015 which resulted in significant wholesale discounting over the course of the year to liquidate that inventory. Excluding sales from the HGTV Furniture Collections product line, our core wood sales actually increased modestly.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $66.3 million for the fourth quarter of 2015 as compared to $62.2 million for the fourth quarter of 2014, an increase of $4.1 million or 6.6%. The increase was primarily due to a $4.1 million or 6.7% increase in comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 10% for the fourth quarter of 2015 as compared to the fourth quarter of 2014. Written sales were positively affected by a stronger Thanksgiving promotional weekend than in the prior year coupled with a shift in the promotional calendar due to Labor Day being a week later in our fiscal quarter as compared to 2014.

The consolidated retail operating profit for the fourth quarter of 2015 was $2.2 million as compared to $2.1 million for the fourth quarter of 2014, an improvement of $0.1 million. The 59 comparable stores generated operating income of $2.7 million for the quarter, or 4.2% of sales, as compared to $2.2 million, or 3.5% of sales, for the prior year quarter. Gross margins for comparable stores were 50.3% for the fourth quarter of 2015 compared to 50.5% for the fourth quarter of 2014. SG&A expenses for comparable stores increased $1.4 million to $30.4 million or 46.1% of sales as compared to 46.9% of sales for the fourth quarter of 2014. The decrease in SG&A as a percentage of sales is primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

“Although our streak of five consecutive quarters of double digit comparable store sales increases ended in the fourth quarter, we were nevertheless pleased with posting a 7% comparable gain for the period,” continued Spilman. “In the larger context, the aforementioned $6.2 million operating profit that our retail team turned in for 2015 was a significant achievement. And the $2.2 million operating profit in the fourth quarter was our best retail quarter ever. Profitability has been achieved by reaching the sales levels that have sufficiently leveraged our cost structure as retail SG&A fell 260 basis points for the year. Looking ahead, we are concentrating on strategies to further raise the average unit volume of our store fleet, which has increased by 50% over the past five years. These efforts include enhanced internet marketing, changes in our furniture assortment and visual presentation, and further and more purposeful integration of our accessory offering into our selling strategy.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 93 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth fiscal quarter of 2015, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 28, 2015		November 29, 2014		November 28, 2015		November 29, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$101,283		$94,720		$387,405		$340,738
Logistics	14,272		-		43,522		-
Total sales revenue	115,555	100.0%	94,720	100.0%	430,927	100.0%	340,738	100.0%

Cost of furniture and accessories sold	45,615	39.5%*	42,883	45.3%	179,291	41.6%*	158,317	46.5%

Selling, general and administrative expenses excluding new store pre-opening costs	60,847	52.7%*	45,082	47.6%	224,050	52.0%*	166,073	48.7%
New store pre-opening costs	387	0.3%	-	0.0%	623	0.1%	1,217	0.4%
Lease exit costs	-	0.0%	-	0.0%	419	0.1%	-	0.0%
Asset impairment charges	-	0.0%	-	0.0%	106	0.0%	-	0.0%
Management restructuring costs	-	0.0%	-	0.0%	449	0.1%	-	0.0%
Income from operations	8,706	7.5%	6,755	7.1%	25,989	6.0%	15,131	4.4%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	7,212	1.7%	-	0.0%
Income from Continued Dumping & Subsidy Offset Act	90	0.1%	-	0.0%	1,156	0.3%	-	0.0%
Income from unconsolidated affiliated company	-	0.0%	-	0.0%	220	0.1%	-	0.0%
Interest expense	(171)	-0.1%	-	0.0%	(607)	-0.1%	-	0.0%
Other loss, net	(626)	-0.5%	(472)	-0.5%	(2,102)	-0.5%	(524)	-0.2%
Income before income taxes	7,999	6.9%	6,283	6.6%	31,868	7.4%	14,607	4.3%

Income tax provision	2,317	2.0%	2,634	2.8%	11,435	2.7%	5,308	1.6%
Net income	$5,682	4.9%	$3,649	3.9%	$20,433	4.7%	$9,299	2.7%

Basic earnings per share	$0.53		$0.35		$1.91		$0.88

Diluted earnings per share	$0.52		$0.35		$1.88		$0.87

* Because it is a service company, all operating costs for Zenith are included in consolidated Selling, general and administrative expenses. The acquisition of Zenith has the effect of reducing consolidated Cost of furniture and accessories sold as a percentage of sales and increasing Selling, general and administrative expenses as a percentage of sales as compared to the prior year. For comparative purposes only, Cost of furniture and accessories sold would have been 45.0% and 46.3% and Selling, general and adminstrative expenses would have been 46.8% and 47.2% of sales for the quarter and year ended November 28, 2015, respectively, excluding the effects of Zenith.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
Assets	November 28, 2015	November 29, 2014
Current assets
Cash and cash equivalents	$36,268	$26,673
Short-term investments	23,125	23,125
Accounts receivable, net	21,197	15,228
Inventories, net	59,896	57,272
Other current assets	6,798	7,796
Total current assets	147,284	130,094

Property and equipment, net	96,104	74,812

Other long-term assets
Deferred income taxes, net	13,471	14,969
Goodwill and other intangible assets	17,682	1,730
Other	8,002	19,141
Total long-term assets	39,155	35,840
Total assets	$282,543	$240,746

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,916	$22,251
Accrued compensation and benefits	14,345	8,931
Customer deposits	23,999	22,202
Dividends payable	2,184	2,102
Current portion of long-term debt	5,273	316
Other accrued liabilities	13,133	10,971
Total current liabilities	79,850	66,773

Long-term liabilities
Post employment benefit obligations	12,694	11,498
Long-term debt	8,500	1,902
Other long-term liabilities	4,133	3,741
Total long-term liabilities	25,327	17,141

Stockholders’ equity
Common stock	54,580	52,467
Retained earnings	120,904	106,339
Additional paid-in-capital	4,560	-
Accumulated other comprehensive loss	(2,678)	(1,974)
Total stockholders' equity	177,366	156,832
Total liabilities and stockholders’ equity	$282,543	$240,746

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended
	November 28, 2015	November 29, 2014
Operating activities:
Net income	$20,433	$9,299
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,137	7,316
Equity in undistributed income of investments and unconsolidated affiliated companies	(220)	(661)
Non-cash asset impairment charges	106	-
Non-cash portion of lease exit costs	419	-
Remeasurement gain on acquisition of affiliate	(7,212)	-
Tenant improvement allowances received from lessors	1,283	3,060
Deferred income taxes	1,930	544
Collateral deposited with insurance carrier	-	(1,150)
Other, net	2,082	264
Changes in operating assets and liabilities
Accounts receivable	(2,354)	775
Inventories	(2,624)	(4,203)
Other current and long-term assets	1,494	1,548
Customer deposits	1,796	5,912
Accounts payable and accrued liabilities	5,128	7,257
Net cash provided by operating activities	32,398	29,961

Investing activities:
Purchases of property and equipment	(13,974)	(17,980)
Proceeds from sale of retail real estate and property and equipment	2,981	5,157
Cash paid for business acquisition, net of cash acquired	(7,323)	-
Capital contribution to affiliate	(1,345)	-
Proceeds from maturity of short-term investments	-	5,000
Proceeds from sale of interest in affiliate	-	2,348
Cash received on notes receivable and other	-	320
Net cash used in investing activities	(19,661)	(5,155)

Financing activities:
Cash dividends	(5,786)	(5,155)
Proceeds from the exercise of stock options	4,031	297
Other issuance of common stock	325	311
Repurchases of common stock	(2,071)	(5,602)
Taxes paid related to net share settlement of equity awards	(178)	(489)
Excess tax benefits from stock-based compensation	1,998	300
Repayments of notes payable	(2,768)	(528)
Proceeds from equipment loans	1,307	-
Net cash used in financing activities	(3,142)	(10,866)
Change in cash and cash equivalents	9,595	13,940
Cash and cash equivalents - beginning of period	26,673	12,733
Cash and cash equivalents - end of period	$36,268	$26,673

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 28, 2015	November 29, 2014	November 28, 2015	November 29, 2014
Net Sales
Wholesale	$64,505	$60,654	$252,180	$223,993
Retail - Company-owned stores	66,266	62,230	249,379	216,631
Logistical services	25,643	-	77,250	-
Inter-company eliminations:
Furniture and accessories	(29,488)	(28,164)	(114,154)	(99,886)
Logistical services	(11,371)	-	(33,728)	-
Consolidated	$115,555	$94,720	$430,927	$340,738

Operating Income (Loss)
Wholesale	$4,100	$4,299	$15,618	$14,120
Retail	2,203	2,077	6,170	(528)
Logistical services	1,439	-	3,528	-
Inter-company elimination	964	379	1,647	1,539
Lease exit costs	-	-	(419)	-
Asset impairment charges	-	-	(106)	-
Management restructuring costs	-	-	(449)	-
Consolidated	$8,706	$6,755	$25,989	$15,131

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 29,			November 28,
	2014	Opened*	Closed*	2015

Company-owned stores	60	1	(1)	60
Licensee-owned stores	34	1	(2)	33

Total	94	2	(3)	93

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	59 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 28, 2015		November 29, 2014		November 28, 2015		November 29, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$65,999	100.0%	$61,872	100.0%	$225,444	100.0%	$199,048	100.0%

Cost of sales	32,815	49.7%	30,640	49.5%	112,629	50.0%	99,457	50.0%

Gross profit	33,184	50.3%	31,232	50.5%	112,815	50.0%	99,591	50.0%

Selling, general and administrative expense*	30,437	46.1%	29,039	46.9%	105,347	46.7%	97,325	48.9%

Income from operations	$2,747	4.2%	$2,193	3.6%	$7,468	3.3%	$2,266	1.1%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 28, 2015		November 29, 2014		November 28, 2015		November 29, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$266	100.0%	$359	100.0%	$23,935	100.0%	$17,583	100.0%

Cost of sales	129	48.5%	188	52.4%	11,747	49.1%	8,717	49.6%

Gross profit	137	51.5%	171	47.6%	12,188	50.9%	8,866	50.4%

Selling, general and administrative expense	294	110.5%	287	79.9%	12,863	53.7%	10,443	59.4%
Pre-opening store costs**	387	145.5%	-	0.0%	623	2.6%	1,217	6.9%

Loss from operations	$(544)	-204.5%	$(116)	-32.3%	$(1,298)	-5.4%	$(2,794)	-15.9%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.